                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant / /
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement

     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           THE DURIRON COMPANY, INC.
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [LOGO]

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1994

     The 1994 Annual Meeting of Shareholders of The Duriron Company, Inc. (the "Company") will be held at 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Thursday, April 21, 1994 for the following purposes:

     1. To elect three directors to each serve for a term of three years.

     2. To approve the appointment of Ernst & Young as independent auditors for 1994.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 3, 1994 are entitled to notice of and to vote at this meeting.

                                          By order of the Board of Directors

                                          Ronald F. Shuff
                                            SECRETARY

Dayton, Ohio
March 11, 1994

                         VOTING YOUR PROXY IS IMPORTANT
     PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                           THE DURIRON COMPANY, INC.
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                                                             Mailing Date
                                                             March 11, 1994

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is solicited by the Board of Directors of The Duriron Company, Inc. (the "Company") and relates to the Company's 1994 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's executive headquarters at 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Thursday, April 21, 1994.

VOTING SECURITIES

     The Company has one class of stock outstanding, namely Common Stock, $1.25 par value, of which there were 12,644,957 shares outstanding as of March 3, 1994. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 3, 1994 are entitled to notice of and to vote at the Annual Meeting. Each share entitles the holder thereof to one vote.

     The Company has announced that shareholders of record on February 25, 1994 will receive a distribution of Common Stock on March 25, 1994, which will have the impact of a three-for-two stock split. All numbers of shares of Common Stock noted in this Proxy Statement reflect numbers calculated on a "pre-split" basis, except as otherwise specifically stated to the contrary herein.

ACTIONS TO BE TAKEN UNDER THE PROXY

     Unless otherwise directed by the giver of the Proxy, all properly executed Proxies will be voted for the election of Robert E. Frazer, Diane C. Harris and William M. Jordan for three year terms as directors of the Company; in favor of the appointment of Ernst & Young as independent auditors for the Company for 1994; and, at the discretion of the persons acting under the Proxy, in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the Proxy will vote for the election in his stead of such other person as the Board of Directors (the "Board") may designate. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The giving of a Proxy does not preclude the right to vote in person, should the person giving the Proxy so desire. A person giving a Proxy has the power to revoke the same at any time before it has been exercised by giving the Company written notice bearing a later date than the Proxy, by submission of a later dated Proxy, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). All properly executed Proxies will be voted. The proxy voting will be tabulated by the Company's transfer agent, Bank One, Indianapolis NA, which will also serve as inspector of election at the Annual Meeting. If the holder of shares expressly abstains from voting on a properly executed Proxy, then such shares will count towards the determination of the quorum at the Annual Meeting. Such abstention will have neither the effect of voting for nor against any applicable proposal. Broker nonvotes of Common Stock held in nominee name for beneficial owners will not be treated as being present at the meeting, and such nonvoting will thus not be counted towards the quorum determination nor for or against any proposal.

                             ELECTION OF DIRECTORS

     The Board currently consists of thirteen directors (two of whom will retire effective at the 1994 Annual Meeting) who are divided into three classes, with one full class being elected at each Annual Meeting of Shareholders. At the 1994 Annual Meeting, the term of the directors serving in the Class of 1994 expires, and three directors will be elected to hold office until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. Under New York law, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

     Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the 1994 Annual Meeting.

CLASS OF 1997

NOMINEES TO BE ELECTED FOR TERM EXPIRING IN 1997:

     ROBERT E. FRAZER, 65, has been a director of the Company since 1976. He was Chairman of the Board of The Dayton Power and Light Company from 1982 to 1987 and served as its Chief Executive Officer from 1978 through 1984. Mr. Frazer was also Chairman of the Board of DPL Inc., the parent company of the Dayton Power and Light Company, from its formation in 1986 until 1988. He is Vice Chairman of the Center for Creative Leadership, an educational institution.

     DIANE C. HARRIS, 51, was elected to the Board effective December, 1993. She has been Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products concern, since 1981. She is a director and Vice President of the Association for Corporate Growth.

     WILLIAM M. JORDAN, 50, has been a director since 1991. He has been President and Chief Executive Officer since February, 1993. He was elected Executive Vice President in 1990 and promoted to President in 1991. He served as Chief Operating Officer from 1990 to February, 1993. He became a Group Vice President in 1984 and joined the Company in 1972. He is a director of National City Bank, Dayton.

CLASS OF 1996

DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1996:

     STEVEN C. MASON, 58, has been a director of the Company since 1985. Mr. Mason is Chairman, Chief Executive Officer and a director of The Mead Corporation, a forest products and information company. He was President, Chief Operating Officer and a director of The Mead Corporation from 1982 to 1991 and the Vice Chairman and a director from 1991 to 1992. He is a director of PPG Industries, a glass/coatings and chemicals company.

     JOHN S. HADDICK, 64, has been Chairman of the Board since 1990. He resigned as Chief Executive Officer in February, 1993 after approximately eight years of service in this capacity. He was President from 1983 to 1991 and became a director of the Company in 1983. He served as President and Chief Operating Officer during 1984 and as Executive Vice President and Chief Operating Officer during 1983. He joined the Company in 1953. He is also a director of Bank One, Dayton, NA and Shopsmith, Inc., a manufacturer and retailer of woodworking equipment.

     KEVIN E. SHEEHAN, 48, was elected to the Board in 1990. He is a general partner of the CID Equity Partners, a venture capital firm that concentrates on entrepreneurial midwestern companies. He was a Vice President with Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 until 1993.

     R. ELTON WHITE, 51, was elected to the Board in 1993. He retired in February 1994 as President and a director of NCR Corporation, a computer equipment manufacturer and a wholly owned subsidiary of AT&T, after over 25 years of service to NCR in various management capacities. He is a director of Keithley Instruments, an electronics test and measurement concern.

CLASS OF 1995

DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1995:

     CHARLES L. BATES, JR., 69, has been a director of the Company since 1987. Mr. Bates was Chairman of the Board of Valtek Incorporated, a wholly-owned subsidiary of the Company, from 1984 to 1990 and served as Valtek's Chief Executive Officer from 1966 to 1987. He is a director of Dow Technologies, Inc., a manufacturer of "clean rooms" and related components for the semiconductor industry.

     ERNEST GREEN, 55, was elected to the Board in 1991. He is the founder and President of EGI, a supplier of automotive components. He is a director of Bank One, Dayton, NA, DPL Inc., the parent company of The Dayton Power and Light Company, a public utility, and Green Tokai Company, an automotive supplier.

     JAMES F. SCHORR, 61, has been a director of the Company since 1986. Mr. Schorr is Vice Chairman and a director of Osterman & Company, a plastics resins broker and distributor. He was President of USI Chemicals Division and Corporate Vice President of Quantum Chemical Corporation from 1987 to 1989. He was also Vice Chairman of Old World Trading Company, a distributor of automotive products and industrial chemicals, in 1990. He also serves as a director of Petrolane, Inc., a retailer of propane products.

     HARRY A. SHAW, III, 56, has been a director of the Company since 1988. Mr. Shaw has been Chairman of Huffy Corporation, a consumer products and retail services company, since 1986. He retired as

Chief Executive Officer of Huffy Corporation in April, 1993. He is a director of Society Corporation, a financial institution, GenCorp, an automotive and aerospace concern, Outboard Marine, Inc., a manufacturer of consumer recreational products and Baldwin Piano and Organ, a consumer products firm.

     Any shareholder who intends to nominate a director must, pursuant to
Article III, Section 2 of the By-Laws of the Company as approved by the Shareholders at the 1986 Annual Meeting, give written notice of such intention to the Secretary of the Company. The notice must be received at the principal executive offices of the Company not less than 50 days prior to the meeting (or if fewer than 60 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) and must include specified information about the nominee and the shareholder. No shareholder has to date notified the Company of any intention to nominate a director.

     MR. HAROLD J. GAZELEY and MR. B. LYLE SHAFER, having reached their normal retirement age under Board policy, will step down from the Board effective at the 1994 Annual Meeting and not stand for re-election. Mr. Gazeley is a former Chairman of the Board and Chief Executive Officer of the Company, and he began Board service in 1967. Mr. Shafer joined the Board in 1981, and he served as Compensation Committee Chairman for many years. Both Mr. Gazeley and Mr. Shafer made significant contributions to the Company and will be missed.

BOARD COMMITTEES: MEMBERSHIP AND FUNCTIONS

     Six meetings of the Board of Directors were held in 1993. The number of meetings held by each of the three standing committees of the Board in 1993 was as follows: Audit/Finance Committee -- five; Compensation Committee -- four; Executive Committee -- one.

     The Audit/Finance Committee, of which Mr. Frazer is chairman and Messrs. Bates, Gazeley, Green and White are members, recommends annually the appointment of independent auditors for the Company. The Committee also advises the Board on strategic financial matters, including making recommendations to the Board on acquisitions, divestitures, major financings, capital structure and dividend policy. The Committee meets with the independent auditors, internal auditors and management personnel to review the scope and results of the annual audit of the financial statements of the Company and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures and overall internal controls. The Committee also reviews the Company's procedures for assuring compliance with the Company's Code of Business Conduct. The Committee has authority to approve the yearly capital expenditure budget and major expenditures made in the ordinary course of business.

     The Compensation Committee, of which Mr. Shafer is chairman and Messrs. Mason, Schorr, Shaw and Sheehan are members, has the responsibility of assuring that officers and key management personnel are compensated in a manner which is internally equitable, externally competitive and an incentive for effective performance in the best interest of shareholders. The Committee has the authority of the Board of Directors to fix the compensation of officers (except the Chief Executive Officer who is reviewed by the Board) of the Company who are elected by the Board. The Committee also administers the Company's stock option, restricted stock and management incentive plans. It is responsible for approving an appropriate management succession plan and for recommending changes in director compensation to the Board. The report of the Committee on the Company's executive compensation practices is located on page 12 of this Proxy Statement.

     The Executive Committee, of which Mr. Gazeley is chairman and Messrs. Frazer, Haddick, Mason and Shaw are members, is empowered to exercise the full authority of the Board of Directors except as to matters not delegable to a committee under the New York Business Corporation Law. The Executive Committee also makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director.

     Each of the directors attended, in the aggregate, 75% or more of the 1993 meetings of the Board and of the standing committees on which he or she served, except for Mr. Mason.

DIRECTOR COMPENSATION

     Each non-employee director receives an annual stipend of $12,600 for services as a director, plus $750 for each meeting of the Board of Directors and $600 for each meeting of a committee of the Board which he attends as a committee member. Committee chairmen receive an additional $500 per committee meeting. In addition, the Chairman of the Executive Committee receives an additional $5,000 per year for service in this capacity. Furthermore, Mr. Haddick will receive, effective April, 1994, an additional $40,000 per year for service as Chairman of the Board. A director who attends a meeting of a committee on which he or she does not serve receives one-half of the regular meeting fee. Any director may elect to defer with interest receipt of the stipend and other fees payable to him or her as a director until he or she ceases to be a director.

     Under the Company's 1989 Restricted Stock Plan, each non-employee director receives 200 shares of Restricted Stock per year of the term for which he or she is elected to the Board at an Annual Meeting. Dividend and voting rights attach upon receipt of the Restricted Stock, and the Restricted Stock vests at the rate of 200 shares per year, unless the Restricted Stock is forfeited back to the Company due to earlier termination of Board service.

     Each non-employee director, under the Company's Retirement Compensation Plan for Directors, receives an annual amount of $1,500 which is placed into a trust and deferred with interest until the director terminates service on the Board of Directors. The director may elect to receive such deferred payments either in a lump sum or in certain installments after leaving the Board.

     Finally, non-employee directors may also elect to receive discounted stock options, under the Company's 1989 Stock Option Plan, which are in lieu of and have a fair market value at time of grant equal to the elected portion of the annual stipend otherwise payable to the director.

     The Company maintains a liability insurance policy with the Chubb Group of Insurance Companies covering part of the Company's statutory rights and obligations to indemnify directors and officers and partially covering directors and officers in some instances in which they might not otherwise be indemnified by the Company. The current policy is for a one year term (expiring July 29, 1994) at a cost of $96,794.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     Set forth in the table below is information as of February 11, 1994 with respect to the number of shares of Common Stock of the Company beneficially owned by each director and certain executive officers of the Company and by all directors and officers as a group. For purposes of this table, an individual is considered to "beneficially own" any shares of Common Stock (i) over which he or she exercises sole or shared voting or investment power or (ii) over which he or she has the right to acquire beneficial ownership at any time within 60 days after February 11, 1994.

                                                                                       (B)
                                                         (A)              ------------------------------
                                                ---------------------      NUMBER OF SHARES, INCLUDING
                                                    OPTION SHARES             OPTION SHARES SHOWN IN
                                                WHICH MAY BE ACQUIRED     COLUMN (A), BENEFICIALLY OWNED
                                                   WITHIN 60 DAYS         AS OF FEBRUARY 11, 1994(A)(B)
                                                ---------------------     ------------------------------
Charles L. Bates, Jr..........................              --                          4,000
Curtis E. Daily...............................          22,265                         39,347(d)
Robert E. Frazer..............................              --                          2,205
Harold J. Gazeley.............................              --                         48,047(c)
Ernest Green..................................             546                          2,040
John S. Haddick...............................          54,703                        111,806(c)
Diane C. Harris...............................               0                            200
Bruce E. Hines................................          16,400                         31,166(c)(d)
William M. Jordan.............................          15,720                         46,546(c)(d)
Steven C. Mason...............................              --                          1,366
James F. Schorr...............................              --                          1,890
B. Lyle Shafer................................           1,162                          2,438
Harry A. Shaw, III............................           1,162                          2,328
Kevin E. Sheehan..............................              --                          1,408
George A. Shedlarski..........................          13,400                         38,819(c)(d)
Mark E. Vernon................................           1,975                         12,143(d)
R. Elton White................................              --                            600
20 Directors and Officers as a Group..........         145,680                        387,828(b)(c)(d)


- ---------------

(a) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his or her immediate family members.

(b) No director or executive officer owns in excess of 1% of the outstanding shares of Common Stock of the Company. All directors and executive officers as a group own 3.07% of the outstanding shares of Common Stock of the Company. Percentages are calculated on the basis of the number of shares outstanding at February 11, 1994 plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(c) Includes the following shares held as of December 31, 1993 by The Duriron Company, Inc. Savings and Thrift Plan Trust for the following individuals:
    Mr. Gazeley -- 1,457; Mr. Haddick -- 3,008; Mr. Jordan -- 2,502; Mr.
    Hines -- 791; Mr. Shedlarski -- 2,391; Mr. Daily -- 719; and all directors and executive officers as a group -- 13,384. Also includes the following shares held by The Duriron Company Employee Stock Ownership Plan Trust as of December 31, 1993 for the following individuals: Mr. Haddick -- 79; Mr. Jordan -- 79; Mr. Shedlarski -- 61; and all directors and executive officers as a group -- 319. Each plan's participants have the right to vote shares held for their accounts in these plans, but disposition of the shares is restricted and may be made only in accordance with the terms of the plans.

(d) Includes 10,000 shares each held by Mr. Jordan, Mr. Hines, Mr. Shedlarski, Mr. Daily and Mr. Vernon, and 64,000 shares held by all directors and executive officers as a group, which are subject to restrictions on resale and forfeiture back to the Company, but which have full voting and dividend rights.


                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation provided by the Company to the two individuals who each served as Chief Executive Officer during different periods during 1993 and its highest compensated other four officers in place at the end of 1993.



                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                         -----------------------------------
                                                                                  AWARDS             PAYOUTS
                                         ANNUAL COMPENSATION             -------------------------   -------
                               ---------------------------------------
                                                              (E)           (F)           (G)         (H)         (I)
                                                             OTHER       RESTRICTED    SECURITIES
                                        (C)       (D)        ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
             (A)                (B)    SALARY    BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME OF PRINCIPAL POSITION    YEAR     ($)      ($)(1)       (2)          ($)(3)         (#)        ($)(4)       ($)(5)
- -----------------------------  -----  --------  --------  ------------   ----------   ------------   -------   ------------
John S. Haddick..............   1993   186,817         0          0              0            0      112,680        5,605
  Chairman Chief Executive      1992   332,461         0          0              0        7,800      140,140        6,866
  Officer (until 2/15/93)       1991   309,538   148,143          0              0        7,800      143,200        6,667

William M. Jordan............   1993   265,980   101,120      1,467              0        8,000       69,120        2,208
  President, Chief Executive    1992   206,154         0          0              0        7,600       75,790        4,715
  Officer (2/16/93 forward)     1991   189,346   101,747          0        223,500       10,000       74,200        5,680
  Chief Operating Officer
  (until 2/15/93)

Bruce E. Hines...............   1993   180,861    64,228          0              0        4,500       57,960        5,426
  Senior Vice President and     1992   172,057         0          0              0        4,600       50,050        5,162
  Chief Administrative          1991   158,807    89,292          0        223,500       10,000            0        4,764
  Officer

George A. Shedlarski.........   1993   177,631    50,783          0              0        4,500       43,680        2,664
  Group Vice President          1992   167,500         0          0              0        3,500       52,030        5,025
                                1991   154,500    69,025          0        223,500       10,000       50,900        4,635

Mark E. Vernon...............   1993   154,195    61,746          0        225,000       10,000       36,666       13,112
  Group Vice President          1992   139,841    56,302          0              0        1,800            0       12,304
                                1991   129,449    49,112          0              0        1,800            0       13,127

Curtis E. Daily..............   1993   137,677    35,105          0              0        4,500       29,280        4,130
  Group Vice President          1992   130,404         0          0              0        2,700       32,450        3,912
                                1991   120,846    36,105          0        223,500       10,000       35,400        3,625

- ---------------
(1) Reflects annual bonus earned but actually paid in following calendar year.

(2) Does not include value of certain perquisites which are less than 10% of annual salary but includes certain interest credited to deferred compensation.

(3) Messrs. Jordan, Hines, Shedlarski and Daily received a special grant of 10,000 shares of restricted stock in 1991 at the then current market value of $22.35 per share, and Mr. Vernon received a counterpart grant in 1993 at then current market value of $22.50 per share. At the market price on December 31, 1993, the restricted shares have an aggregate value of $235,000 per individual. These restricted shares represent the only such restricted holdings of such officers. Regular dividends are payable and voting rights apply on all such restricted shares.

(4) Based on three year performance plan ending in December of noted year but actually paid in following year. Cash payment to Mr. Haddick; payment to all other above named officers is one half cash and one half shares of Common Stock of the Company at then equal fair market value. Special changes to 1992 corporate earnings from early adoption of SFAS 106 were excluded from applicable payment computation.

(5) Reflects Company contributions to officer accounts in defined contribution benefit plans which are generally available to applicable salaried employees of the Company. In addition, Mr. Vernon's compensation reflects a profit sharing contribution to such a plan maintained by a Company subsidiary in which no other officers participate.


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the granting of Stock Options under the Company's 1989 Stock Option Plan to its executives shown on the Summary Compensation Table. No Stock Appreciation Rights were granted in 1993 either in tandem with such Stock Options or otherwise, and no previously outstanding Stock Options were amended in 1993 to change the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR                                                 POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED ANNUAL
                                                                                                          RATES OF STOCK PRICE
                                                                                                        APPRECIATION FOR OPTION
                                                          INDIVIDUAL GRANTS                                       TERM
                                   ---------------------------------------------------------------       -----------------------

                                        (B)              (C)
                                     NUMBER OF        % OF TOTAL
                                    SECURITIES         OPTIONS             (D)
                                    UNDERLYING        GRANTED TO       EXERCISE OR         (E)
               (A)                    OPTIONS        EMPLOYEES IN      BASE PRICE       EXPIRATION         (F)            (G)
               NAME                GRANTED(#)(1)     FISCAL YEAR         ($/SH)            DATE           5%($)          10%($)
- ---------------------------------- -------------     ------------      -----------      ----------       --------       --------
John S. Haddick...................          0                0%                N/A             N/A            N/A            N/A
William M. Jordan.................      8,000             9.02              $22.50        10/20/03       $113,201       $286,874
Bruce E. Hines....................      4,500             5.07               22.50        10/20/03         63,676        161,366
George A. Shedlarski..............      4,500             5.07               22.50        10/20/03         63,676        161,366
Mark E. Vernon....................     10,000            11.28               22.50        10/20/03        141,501        358,592
Curtis E. Daily...................      4,500             5.07               22.50        10/20/03         63,676        161,366

- ---------------
(1) Except for Mr. Vernon, all Stock Options granted were ten year term incentive Stock Options, with the exercise price equal to the fair market value on the date of grant, and with pro rata vesting occurring on each grant anniversary until fully vested on the third anniversary of grant. Mr. Vernon received a ten year term nonqualified Stock Option which is not exercisable for one year and only then to the extent that he has otherwise acquired shares of Company Common Stock subsequent to his grant. All Stock Options have tandem limited rights which, in general, allow the optionee to receive the value of the Stock Option in the event of a change of control of the Company.


OPTION/SAR EXERCISES AND HOLDINGS

     For the executives named in the Summary Compensation Table, the following table sets forth information concerning the exercise of Stock Options and/or SARs during 1993 and the unexercised Stock Options and SARs held by such executives as of the end of 1993.



               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION/SAR VALUES


                                                                           (D)
                                                                                          (E)
                                                                        NUMBER OF
                                                                        SECURITIES            VALUE OF
                                                                        UNDERLYING          UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS/SAR'S        OPTIONS/SAR'S
                                       (B)                             AT FY-END(#)         AT FY-END($)
                                      SHARES             (C)         ----------------     ----------------
              (A)                  ACQUIRED ON          VALUE          EXERCISABLE/         EXERCISABLE/
              NAME                EXERCISE(#)(1)     REALIZED($)     UNEXERCISABLE(2)     UNEXERCISABLE(3)
- --------------------------------  --------------     -----------     ----------------     ----------------
John S. Haddick.................      11,996           $221,539         57,887/14,880      $691,549/45,909
William M. Jordan...............       1,824             21,268         18,094/19,127        84,534/40,933
Bruce E. Hines..................           0                  0          8,435/18,465        48,683/37,296
George A. Shedlarski............       3,000             32,379         16,400/ 9,100        59,767/22,938
Mark E. Vernon..................       1,405             13,504          1,975/13,120         8,607/17,867
Curtis E. Daily.................       1,267             21,591         17,262/13,063       144,059/24,451

- ---------------
(1) Mr. Haddick, Mr. Jordan, Mr. Shedlarski, Mr. Vernon and Mr. Daily primarily paid the exercise price through the exchange of previously owned shares so that Mr. Haddick, Mr. Jordan, Mr. Shedlarski, Mr. Vernon and Mr. Daily realized a net increase in share holdings of 8,697, 827, 1,246, 805 and 864, respectively, as the result of these exercises.

(2) Mr. Haddick holds 47,267 Stock Options with tandem Stock Appreciation Rights which are limited to the excess of $18.63 over the Stock Option price. No other officer holds any Stock Appreciation Rights.

(3) Based upon the excess, where applicable, of the market value of $23.50 per share at December 31, 1993 over the applicable exercise prices. Valuation presumes exercise of Stock Option (and corresponding required cancellation of tandem Stock Appreciation Rights, where applicable for Mr. Haddick).


LONG-TERM INCENTIVE PLAN

     The following table provides information concerning awards made during 1993 under the Company's Long-Term Incentive Plan to the executives shown on the Summary Compensation Table.



                           LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR


                                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                                       NON-STOCK PRICE-BASED PLANS
                                                                               -------------------------------------------
                                    (B)                      (C)
                             NUMBER OF SHARES,      PERFORMANCE OR OTHER           (D)             (E)             (F)
            (A)               UNITS OR OTHER       PERIOD UNTIL MATURATION      THRESHOLD        TARGET          MAXIMUM
           NAME                RIGHTS (#)(1)            OR PAYOUT(2)           ($ OR #)(3)     ($ OR #)(4)     ($ OR #)(5)
- ---------------------------  -----------------     -----------------------     -----------     -----------     -----------
John S. Haddick............            None            Not Applicable                 N/A             N/A             N/A
William M. Jordan(6).......     1,414 Units         February 1996 Payout        707 Units      1,414 Units     2,828 Units
Bruce E. Hines(6)..........       898 Units         February 1996 Payout        449 Units        898 Units     1,796 Units
George A. Shedlarski(7)....       675 Units         February 1996 Payout        338 Units        675 Units     1,350 Units
Mark E. Vernon(7)..........       472 Units         February 1996 Payout        236 Units        472 Units       944 Units
Curtis E. Daily(8).........       450 Units         February 1996 Payout        225 Units        450 Units       900 Units

- ---------------
(1) Each unit valued at $100.00.

(2) Performance measured against preestablished performance goal (fixed premium over three year net asset return goal as determined by published independent index of capital spending by Company's primary markets) for all awardees for the three year period of January 1, 1993 through December 31, 1995. Any payment to above named officers who received a 1993 award will be one-half cash and one-half in shares of Common Stock of the Company at then equivalent fair market value.

(3) Payout at threshold (80% of "net asset return" performance target) is 50% of grant.

(4) Payout at target is 100% of grant.

(5) Maximum payout (125% of "net asset return" performance target and 10% over capital spending rate of such index) is 200% of grant.

(6) Target unit award is 45% of position's salary midpoint.

(7) Target unit award is 35% of position's salary midpoint.

(8) Target unit award is 30% of position's salary midpoint.


PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as a nonqualified supplemental pension plan that provides certain additional retirement benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. All executive officers except Mr. Vernon are covered by these plans.



                             PENSION PLAN TABLE (1)


                                         YEARS OF SERVICE(2)
                    -------------------------------------------------------------
REMUNERATION(3)        15           20           25           30           35
- ---------------     ---------    ---------    ---------    ---------    ---------
   $ 150,000        $  29,456    $  39,274    $  49,093    $  58,911    $  68,730
     200,000           39,956       53,274       66,593       79,911       93,230
     250,000           50,456       67,274       84,093      100,911      117,730
     300,000           60,956       81,274      101,593      121,911      142,230
     350,000           71,456       95,274      119,093      142,911      166,730
     400,000           81,956      109,274      136,593      163,911      191,230
     500,000          102,956      137,274      171,593      205,911      240,230

- ---------------
(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation:
    Haddick -- 40; Jordan -- 21; Shedlarski -- 21; Hines -- 22; Daily -- 29; Vernon -- Not Applicable.

(3) Covered compensation for pension benefit calculation includes (i) only base salary and annual bonus shown on Summary Compensation Table and (ii) average annual earnings for the three highest consecutive years during the participant's last ten years preceding retirement.


                        REPORT OF COMPENSATION COMMITTEE
                       CONCERNING EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of five directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee recites that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. Within that framework, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy which offers the opportunity to supplement conservative base salaries with substantial cash and stock-based incentives, all as more fully described below.

     As applicable to executive officer personnel, including the Chief Executive Officer, the Committee has established a base salary structure which places officers' salaries (after approximately 3 to 5 years' proven performance in the position) at approximately ten percent below the Hay Management Consultants' national salary survey median in relation to salaries paid to similar executive positions at bonus paying industrial corporations. (This survey analysis involves a comparison to a broader group of companies than shown in the performance graph on page 14 in order to consider overall executive compensation trends.) If no incentive awards are paid, officer salaries are paid in the lowest quartile of total compensation of counterpart executive positions under this survey.

     Annual and Long-Term Incentive Plans allow opportunities, through effective performance against goals, for significant additional cash and stock compensation for the Chief Executive Officer and other officers. Performance goals which must be met in order to earn payment of incentive compensation target awards are set to reward superior performance, and incentive awards are payable only if the Company achieves or exceeds predetermined results against quantitative financial performance measures, including return on shareholders' equity and/or return on net assets. During 1993, for the Company's two most senior executives, annual and long-term incentives were set, when combined, to be 100% of their individual salary range midpoint if all goals were met, and the combined incentive could have exceeded that amount if the 1993 goals were exceeded.

     The specific performance goals under the incentive plans are established by the Compensation Committee. In the case of the Annual Plan, the goals for a year are set at or before the beginning of the year and, for the Long-Term Plan, the goals for a "performance cycle" (customarily three years) are set at or before the beginning of the cycle. Return on net assets (RONA) was selected by the Committee as the predominant measure of performance for both the year 1993 under the Annual Plan (as applicable to executive officers) and for the 1991-93 performance cycle under the Long-Term Plan. In the case of the 1993 Annual Plan, the 1993 RONA goal for all officers in place at the beginning of the year was based on aggressive (but deemed attainable) performance improvements which would have resulted in near record results for the Company. In the case of the Long-Term Plan, the RONA goal was indexed (within a predetermined range) to a fixed premium over an independently calculated and published rate of growth in capital spending in the primary industries which the Company's principal products serve.

     Long-Term incentive compensation paid to Mr. Jordan and the other officers with respect to 1993 was the result of exceeding the 1991-93 Plan RONA performance threshold for partial awards under this Plan. Mr. Jordan's award under the Long-Term Plan was favorably affected by the Company's higher net earnings during the initial year of the three year cycle ending on December 31, 1993, with this earlier result helping offset the Company's less favorable 1993 results. In approving this Long-Term Plan award, the Committee disregarded the 1992 financial impact of the Company's early adoption of SFAS 106 (governing accounting for post-retirement health benefits), since the special 1992 charges arising from this adoption resulted from a material change in accounting principles. However, SFAS 106 charges for 1993 were included in this Long-Term Plan award computation and in the 1993 Annual Plan award computation. Mr. Jordan and the other officers received partial awards under the 1993 Annual Plan since the Company's financial performance was below the pre-established target but above the threshold for payment. Charges arising from the Company's early adoption of SFAS 112 (governing accounting for certain post-employment benefits) were excluded in the 1993 Annual Plan award calculations.

     Stock-based forms of incentive compensation utilized by the Company include stock options and restricted stock awards. As well as providing incentives, these programs enhance the identity of interests between shareholders and management by encouraging increased share ownership by management. With regard to stock options, the Committee has adopted a stock option plan administration policy where options are granted annually to officers and selected other key managers.

     The Compensation Committee has adopted an Equity Incentive Plan, the purposes of which include requiring current officers to make an investment in the Common Stock of the Company and providing participants with substantial incentives to increase share value. Participants in the Plan include all individuals noted in the Cash Compensation Table except Mr. Haddick. Features of the Plan include a one-time grant of both 10,000 shares of Restricted Stock and a 10,000 share Stock Option to each participant. The Plan also requires participants, in order to receive full Plan benefits, not to sell any of their Common Stock acquired from any source during the ten year term following their grant without Committee consent. Plan participants may only exercise Stock Options granted under the Plan to the extent that they have otherwise acquired Common Stock during this term. All of this Restricted Stock is forfeited if the participant's employment with the Company terminates (for any reason other than death, disability or retirement) prior to the fifth anniversary of his grant, and one-half of the award is forfeited if the participant's employment terminates prior to the tenth anniversary of his grant. Mr. Vernon received a grant under this Plan in 1993, while the other current officers received their counterpart grants in 1991.

     The Committee has not formally considered nor adopted a policy with regard to qualifying executive compensation plans for tax deductibility under recently enacted Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. The Committee has not yet seen any need to address this issue, since current Company executive compensation is below the level at which this new tax limitation would apply.

                                          B.L. Shafer, Chairman
                                          S.C. Mason
                                          J.F. Schorr
                                          H.A. Shaw, III
                                          K.E. Sheehan

                                 COMPANY STOCK
                               PERFORMANCE GRAPH

     The following chart compares the cumulative total return, assuming monthly reinvestment of dividends, of the Company's Common Stock for the five year period beginning December 31, 1988 against (i) the Standard & Poor's Machinery-Diversified Index (which is comprised of companies also in the heavy duty capital equipment industry) and (ii) the Standard & Poor's 500 Index (which is a broad equity market index).



                          TOTAL RETURN TO SHAREHOLDERS
                              REINVESTED DIVIDENDS


      MEASUREMENT PERIOD                                          MACHINERY-
    (FISCAL YEAR COVERED)         THE COMPANY       S&P 500       DIVERSIFIED
1988                                 100.00          100.00          100.00
1989                                 117.46          131.69          119.00
1990                                 131.53          127.60          102.65
1991                                 167.96          166.47          122.03
1992                                 183.19          179.15          124.51
1993                                 178.27          197.21          184.37

                             EMPLOYMENT AGREEMENTS

     The Company is subject to contracts with Messrs. Jordan, Hines, Shedlarski, Vernon and Daily and certain other officers and key employees of the Company providing for, among other things, the payment of severance benefits in the event that the individual's employment with the Company is terminated under specified circumstances within two years after a change in control of the Company.

     The severance benefits under each contract include, among other things, payment of the following: (i) twice the sum of the individual's base annual salary plus the average amount awarded to the individual under any incentive compensation plan or arrangement for the two preceding years; (ii) the value of any outstanding Stock Options held by the individual under any Stock Option plan of the Company, determined in accordance with a formula set forth in the contract; (iii) a supplemental pension payment equivalent to the additional benefit which would be earned for two additional years of service; and (iv) all legal fees and expenses incurred by the individual as a result of his termination of employment. The term of each such contract continues until December 31, 1996, subject to extension beyond that date by agreement of the parties.

     The Company maintains an employment agreement with Mr. Haddick covering the period from his resignation as Chief Executive Officer effective February 15, 1993 until his normal retirement date on March 21, 1994. Mr. Haddick provides services thereunder on an "as needed" basis at the direction of either the Board or Mr. Jordan. This contract provides him with compensation at the rate of $13,958 per month with standard employee benefits until his retirement.

     In connection with the Company's acquisition of Valtek Incorporated ("Valtek") in 1987, the Company caused Valtek to enter into a personal services agreement with Charles L. Bates, Jr., then Chairman of the Board of Valtek. In 1987, Mr. Bates was elected to the Board of Directors of the Company. The agreement with Mr. Bates expires on July 11, 1994 and provides for cash compensation of $27,083 per month and certain life insurance benefits.

     The Company has also entered into a supplemental pension agreement with Mr. Jordan under which Mr. Jordan is entitled to a nonqualified pension supplement upon retirement. The supplement is computed by calculating the amount necessary for Mr. Jordan to receive the same total pension benefit at attainment of age 60 that he would receive under the Company's existing qualified and nonqualified pension plans at age 65.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is information about the only party known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company. This information is based upon filings made with the Securities and Exchange Commission and the Company by such party.

                                                                         NUMBER OF
                                                                           SHARES
                                                                        BENEFICIALLY      PERCENTAGE
                           NAME AND ADDRESS                                OWNED         OF THE CLASS
- ----------------------------------------------------------------------  ------------     ------------
RCM Capital Management
  Four Embarcadero Center, Suite 2900
  San Francisco, California 94111(a)..................................     987,500            7.8%

- ---------------
(a) The Company has been advised by RCM Capital Management ("RCM") that RCM has sole voting power over 837,500 shares, no shared voting power, sole dispositive power over 987,500 shares and aggregate beneficial ownership of 987,500 shares.


     RCM has represented that such shares were acquired in the ordinary course of its investment business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company. RCM has also represented that RCM is a registered Investment Advisor.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     At the recommendation of the Audit/Finance Committee, the Board has appointed Ernst & Young as independent auditors for the Company for the year 1994, subject to approval by the shareholders. It is intended that the persons acting under the accompanying Proxy vote the shares represented thereby in favor of approval of such appointment.

     Ernst & Young has performed an audit of the Company's financial statements annually since 1956. It is anticipated that representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if such representatives so desire.

     Under New York law, this approval of the appointment requires a majority of votes cast at the 1994 Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1994.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters of business which may be brought before the meeting. However, it is intended that, as to any such other matters or business, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting such Proxy.

                            SHAREHOLDERS' PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's Proxy Statement and form of Proxy for the 1995 Annual Meeting of Shareholders must be received by the Company at 3100 Research Boulevard, Dayton, Ohio 45420,
Attention: Secretary, on or before November 10, 1994 in order to be eligible for such inclusion. The 1995 Annual Meeting of Shareholders is tentatively scheduled to be held on April 21, 1995, with such date being subject to change.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of Proxy will be borne by the Company. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Proxy materials to their principals and to obtain authorization for the execution of Proxies. Directors, officers and regular employees of the Company may solicit Proxies personally from some shareholders if Proxies are not received promptly. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in handling Proxy materials.

                                          THE DURIRON COMPANY, INC.

                                          By RONALD F. SHUFF
                                            Secretary

                           THE DURIRON COMPANY, INC.
            PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 21, 1994
         SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints JOHN S. HADDICK and WILLIAM M. JORDAN, or either of them, attorneys and proxies, with power of substitution and with all the powers the undersigned would possess if personally present, to vote all of the shares of Common Stock of the undersigned in The Duriron Company, Inc. at its Annual Meeting of its Shareholders to be held at 1:30 P.M. on Thursday, April 21, 1994 at 3100 Research Boulevard, Dayton, Ohio, and at any adjournment thereof, as follows:


1.  Election of directors for three year term:
    [  ] FOR all nominees listed below                       [  ] WITHHOLD AUTHORITY to vote for all
         (except as marked to the contrary below)                 nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:

    THREE YEAR TERM: Robert E. Frazer          Diane C. Harris          William M. Jordan

2.  Approval of the appointment of Ernst & Young as independent auditors for the Company for 1994.

    [  ] FOR                    [  ] AGAINST                    [  ] ABSTAIN

3.  In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.


                           THE DURIRON COMPANY, INC.
             PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 21, 1994

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                    Date ______________________, 1994

                                    _________________________________

                                    _________________________________
                                    Signature(s) of Shareholder(s)

                                    Please sign as name(s) appear at
                                    left. Executors, administrators,
                                    trustees, etc., should indicate
                                    the capacity in which they sign.